Exhibit (s)

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Financial Report

For the Year Ended December 31, 2010 and for the Period from February 26, 2009 (Commencement of Operations) to December 31, 2009

Contents

Independent Auditor’s Report	1

Financial Statements:

Statements of Assets, Liabilities and Members’ Capital as of December 31, 2010 and 2009	2

Schedule of Investments as of December 31, 2010	3 - 4

Schedule of Investments as of December 31, 2009	5

Statements of Operations for the year ended December 31, 2010 and for the period from February 26, 2009 (commencement of operations) to December 31, 2009	6

Statements of Changes in Members’ Capital for the year ended December 31, 2010 and for the period from February 26, 2009 (commencement of operations) to December 31, 2009	7

Statements of Cash Flows for the year ended December 31, 2010 and for the period from February 26, 2009 (commencement of operations) to December 31, 2009	8

Notes to Financial Statements	9 - 19

Independent Auditor’s Report

To the Managing Member

10th Lane Finance Co., LLC

We have audited the accompanying statements of assets, liabilities and members’ capital, including the schedule of investments, of 10th Lane Finance Co., LLC (the “Company”) as of December 31, 2010 and 2009, and the related statements of operations, changes in members’ capital and cash flows for the year ended December 31, 2010 and for the period from February 26, 2009 (commencement of operations) to December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 10th Lane Finance Co., LLC as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the year ended December 31, 2010 and for the period from February 26, 2009 (commencement of operations) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen LLP
New York, New York
March 2, 2011

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Statements of Assets, Liabilities and Members’ Capital

as of December 31, 2010 and 2009

	2010	2009

ASSETS

Investments, at estimated fair value (cost $78,397,591 and $41,851,611, respectively)	$93,625,077	$50,872,561

Cash	12,842,342	14,709,859

Interest Receivable	447,512	258,265

Total assets	$106,914,931	$65,840,685

LIABILITIES AND MEMBERS’ CAPITAL

Liabilities:
Accrued expenses & other current liabilities	$614,799	$301,566
Participation interests, at estimated fair value (proceeds $11,464,586 in 2010)	12,521,071	—

Total liability	13,135,870	301,566

Members’ Capital:
Managing Member	5,262,517	—
Members	88,516,544	65,539,119

Total members’ capital	93,779,061	65,539,119

Total liability and members’ capital	$106,914,931	$65,840,685

See Notes to Financial Statements.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Schedule of Investments

December 31, 2010

			Estimated
	Principal	Cost	Fair	% of Members’
	Value	Basis	Value	Capital

Term Loans and Notes (2)

Aerospace:

Erickson Air-Crane, Inc.
Senior Subordinated Note (Maturity date 6/30/2015, interest rate - 20% PIK)	4,689,294	$2,700,444	$4,689,294	5.0%
		2,700,444	4,689,294	5.0

Evergreen International Aviation, Inc.
1st Lien Term Loan (Maturity date 10/31/2011, interest rate - 9% Cash + 1.5% PIK)	7,279,736	5,276,757	7,279,736	7.8
		5,276,757	7,279,736	7.8

2nd Lien Term Loan (Maturity date 5/31/2013, interest rate - 15% Cash + 6% PIK)	14,639,686	13,410,381	14,639,686	15.6
		13,410,381	14,639,686	15.6
Business Services:

Source Refrigeration & HVAC, Inc.
1st Lien Term Loan (Maturity date 12/31/2012, interest rate - 10% Cash)	4,173,773	3,589,324	4,173,773	4.5
		3,589,324	4,173,773	4.5
Healthcare:

Interdent SVC Corp.
Senior Secured Notes (Maturity date 12/15/2011, interest rate - 10.75% Cash)	3,453,000	3,245,820	3,453,000	3.7
		3,245,820	3,453,000	3.7
Logistics:

New Century Transportation, Inc.
1st Lien Term Loan (Maturity date 8/14/2012, interest rate - 7.26% Cash)	9,199,927	8,751,431	8,751,431	9.3
		8,751,431	8,751,431	9.3
United Road Services, Inc.
2nd Lien Term Loan (Maturity date 11/30/2012, interest rate - 12.75% Cash)	8,674,320	8,066,980	8,674,320	9.2
		8,066,980	8,674,320	9.2
Marketing Services:

Audio and Video Labs, Inc.
2nd Lien Term Loan (Maturity date 08/01/2011, interest rate - 18% Cash + 4.0% PIK)	9,593,959	9,502,409	9,593,959	10.2
		9,502,409	9,593,959	10.2
Packaging:

Terphane Holdings, LLC (1)
Senior Secured Notes (Maturity date 6/15/2015, interest - 14% Cash)	21,112,000	13,912,000	21,112,000	22.5
		13,912,000	21,112,000	22.5
Technology:

EDC Holding Company, LLC
2nd Lien Term Loan (Maturity date 10/03/2013, interest rate - 15.15% Cash + 4.50% PIK)	10,970,006	9,904,173	10,970,006	11.7
		9,904,173	10,970,006	11.7

Total Term Loans and Notes		78,359,719	93,337,205	99.5%

				(continued)

See Notes to Financial Statements.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Schedule of Investments

December 31, 2010

			Estimated
	Principal	Cost	Fair	% of Members’
	Value	Basis	Value	Capital

Preferred & Common Stock

Food and Beverage:

Double B Foods, Inc.
Series C Preferred Stock (2,500 shares, dividend - 8% PIK)		37,872	287,872	0.3%
		37,872	287,872	—
Packaging:

Terphane Holdings, LLC (1)
Class A Common Stock (0.243 shares)		—	—	—
Class B Common Stock (1,112,336.434 shares)		—	—	—
		—	—	—

Total Preferred & Common Stock		37,872	287,872	0.3%

Warrants

Packaging:
Berkeley Industries LLC
Warrant Participation (in 4,176 shares of Packaging Plus, LLC)		—	—	—%
		—	—	—

Total Investments		$78,397,591	$93,625,077	99.8%

			Estimated
	Principal		Fair	% of Members’
	Value	Proceeds	Value	Capital
Participation Interests

Aerospace:

Evergreen International Aviation, Inc.
2nd Lien Term Loan (Maturity date 5/31/2013, interest rate - 15% Cash + 6% PIK)	5,554,930	$(5,088,479)	$(5,554,930)	(5.9)%

Logistics:

United Road Services, Inc.
2nd Lien Term Loan (Maturity date 11/30/2012, interest rate - 12.75% Cash)	3,197,460	(2,973,587)	(3,197,460)	(3.4)%

Technology:

EDC Holding Company, LLC
2nd Lien Term Loan (Maturity date 10/03/2013, interest rate - 15.15% Cash + 4.50% PIK)	3,768,681	(3,402,520)	(3,768,681)	(4.0)%

Participation Interests		$(11,464,586)	$(12,521,071)	(13.3)%

(1)          The principal place of business for Terphane Holdings, LLC is Brazil.  The principal place of business for all other investments is the United States.

(2)          Majority of the term loans and notes are variable debt investments, which bear interest at a rate determined by reference to LIBOR or PRIME, and which reset daily, monthly, quarterly or semi-annually.  For each debt investment the Company has provided the current interest rate in effect as of 12/31/2010.

See Notes to Financial Statements.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Schedule of Investments

December 31, 2009

			Estimated	% of
	Principal	Cost	Fair	Members’
	Value	Basis	Value	Capital

Term Loans and Notes (2)

Aerospace:

Erickson Air-Crane, Inc.
2nd Lien Term loan (Maturity date 4/1/2013, interest rate - 8.29% Cash)	8,979,646	$4,300,000	$8,979,646	13.7%

		4,300,000	8,979,646	13.7
Evergreen International Aviation, Inc.
1st Lien Term Loan (Maturity date 10/31/2011, interest rate - 10% Cash + 1.5% PIK)	10,999,761	$8,147,555	$8,799,809	13.4

		8,147,555	8,799,809	13.4
Business Services:

Source Refrigeration & HVAC, Inc.
1st Lien Term Loan (Maturity date 12/31/2012, interest rate - 10% Cash)	5,186,674	4,460,389	4,457,889	6.8

		4,460,389	4,457,889	6.8
Spheris Inc.
Senior Subordinated Note (Maturity date 12/15/2012, interest rate - 11% Cash)	11,856,356	4,974,641	4,974,641	7.6

		4,974,641	4,974,641	7.6
Marketing Services:

Audio and Video Labs, Inc.
2nd Lien Term Loan (Maturity date 08/01/2011, interest rate - 15% Cash + 2% PIK)	9,260,576	9,169,026	9,260,576	14.1

		9,169,026	9,260,576	14.1
Packaging:

Terphane Holdings Corp (1)
Senior Secured Notes (Maturity date 6/15/10, interest - 12.4% Cash)	18,000,000	10,800,000	14,400,000	22.0

		10,800,000	14,400,000	22.0
Preferred Stock

Food and Beverage:

Double B Foods, Inc.
Series C Preferred Stock (2,500 shares, dividend - 8% PIK)		—	—	—

		—	—	—
Warrants

Packaging:

Berkeley Industries LLC
Warrant Participation (in 4,176 shares of Packaging Plus LLC)		—	—	—

		—	—	—

Total Investments		$41,851,611	$50,872,561	77.6%

(1)          The principal place of business for Terphane Holdings Corp is Brazil.  The principal place of business for all other investments is the United States.

(2)          Majority of the term loans and notes are variable debt investments, which bear interest at a rate determined by reference to LIBOR or PRIME, and which reset daily, monthly, quarterly or semi-annually.  For each debt investment the Company has provided the current interest rate in effect as of 12/31/2009.

See Notes to Financial Statements.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Statement of Operations for the year ended December 31, 2010 and for the period from February 26, 2009 (commencement of operations) to December 31, 2009

	2010	2009

Income:

Interest income	$11,336,068	$4,053,484

Total investment income	11,336,068	4,053,484

Expenses:
Management fees	1,138,125	261,836
Participation interest expense	928,232	—
Professional fees	254,207	346,786
Administration and other expenses	129,578	218,718

Total expenses	2,450,142	827,340

Net investment income	8,885,926	3,226,144

Net Realized and Unrealized Gain on Investments:
Net realized gain on investments	5,269,537	3,528,231
Net change in unrealized appreciation of investments	5,150,051	9,020,950

Net realized and unrealized gain on investments	10,419,588	12,549,181

Net increase in members’ capital resulting from operations	$19,305,514	$15,775,325

See Notes to Financial Statements.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Statements of Changes in Members’ Capital for the year ended December 31, 2010 and for the period from February 26, 2009 (commencement of operations) to December 31, 2009

	Managing		Total
	Member’s	Members’	Members’
	Capital	Capital (1)	Capital

Capital contributions	$—	$50,000,000	$50,000,000
Net increase in members’ capital resulting from operations	—	15,775,325	15,775,325
Syndication costs	—	(236,206)	(236,206)

Balance, December 31, 2009	$—	$65,539,119	$65,539,119

Capital contributions	—	19,790,898	19,790,898
Capital distributions	—	(10,284,956)	(10,284,956)
Redemptions	—	(271,448)	(271,448)
Net increase in members’ capital resulting from operations	—	19,305,514	19,305,514
Incentive allocation	5,262,517	(5,262,517)	—
Syndication costs	—	(300,066)	(300,066)

Balance, December 31, 2010	$5,262,517	$88,516,544	$93,779,061

(1) Members’ capital comprises wholly of Class A Preferred Units issued to nonmanaging members.

See Notes to Financial Statements.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Statement of Cash Flows for the year ended December 31, 2010 and for the period from February 26, 2009 (commencement of operations) to December 31, 2009

	2010	2009

Cash Flows From Operating Activities:
Net increase in members’ capital from operations	$19,305,514	$15,775,325
Adjustments to reconcile net increase in members’ capital from operations to net cash used in operating activities:
Net realized gain on investments	(5,269,537)	(3,528,231)
Net change in unrealized appreciation of investments	(5,150,051)	(9,020,950)
Purchases of investments	(59,110,413)	(60,212,027)
Proceeds from realization of investments	31,948,011	21,994,244
Interest paid-in-kind	(3,978,635)	(105,597)
Proceeds from transfer of participation interests	13,350,150	—
Payments made to participation interests	(2,020,970)	—
Increase in interest receivable	(189,247)	(258,265)
Increase in accrued expenses & other liabilities	313,233	301,566

Net cash used in operating activities	(10,801,945)	(35,053,935)

Cash Flows From Financing Activities:
Capital contributions	19,790,898	50,000,000
Capital distributions	(10,284,956)	—
Redemptions	(271,448)	—
Syndication costs	(300,066)	(236,206)

Net cash provided by financing activities	8,934,428	49,763,794

Net (decrease) increase in cash	(1,867,517)	14,709,859

Cash
Beginning	14,709,859	—

Ending	$12,842,342	$14,709,859

See Notes to Financial Statements.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 1.           Organization of the Company

10th Lane Finance Co., LLC (the “Company”), a Delaware limited liability company, was formed on January 29, 2009 and commenced operations on February 26, 2009.  The business and affairs of the Company shall be conducted by the Company’s managing member, 10th Lane Partners, LLC, a Delaware limited liability company (the “Managing Member”).  10th Lane Partners, LLC is also the management company (the “Management Company”) and provides portfolio management and administrative services to the Company.

Capitalized terms are as defined in the Amended and Restated Limited Liability Company Agreement dated as of March 31, 2010 (the “Agreement”), unless otherwise defined herein.

Purpose:  The purpose of the Company is to identify, directly or indirectly hold, manage, syndicate and dispose of, in whole or in part, investments comprised primarily of debt and debt-related instruments in U.S.-based middle market companies, as well as short-term investments, and to engage in any other activities authorized by the Delaware Limited Liability Company Act that may be directly or indirectly related or incidental thereto.  The Company may co-invest in certain investments together with ZM Private Equity Fund I, L.P. (“ZM I”) and ZM Private Equity Fund II, L.P. (“ZM II”).  ZM I and ZM II are affiliated with the Company as they are managed by affiliated entities.

Capital Commitments: On April 1, 2010, the Company had a third closing (the “Third Closing”), at which time additional investors (the “Third Closing Investors”), committed capital amounting to $17,200,000.  Total capital commitments to the Company as of December 31, 2010 were $83,521,022.  As of December 31, 2010, ZM I, ZM II and principals and employees of the Managing Member committed capital to the Company of $10,978,604, $43,914,418 and $1,833,000, respectively.  Additionally, principals and employees of the Managing Member have indirectly committed an additional amount of $559,683 through their underlying share of the commitments made to the Company by ZM I and ZM II. The Company may drawdown the capital commitments at any time during the Investment Period, and under certain conditions, after the Investment Period, as defined in the Agreement.

As of December 31, 2009 and December 31, 2010 the ratio of total contributed capital to total committed capital was 75.04% and 89.19%, respectively.

Pursuant to the provisions of the Agreement, the Managing Member may admit additional members and accept increases in capital commitments from those members who participated in prior closings, during the period from the Initial Investment Date, as defined in the Agreement, through September 30, 2010.

Duration:  The Company shall terminate at the close of business on the eighth anniversary of the Initial Investment Date.  The Managing Member may extend the term of the Company for up to two one-year terms in order to permit the orderly disposition of investments.

Pursuant to the terms of Section 12 of the Agreement, on April 1, 2010 several Members of the Company, with total committed capital and 2010 funded commitments of $372,500 and $256,639, respectively, transferred their interests in the Company to 10th Lane Finance Co. Co-invest, LLC, (“10th Lane Co-Invest”), an entity that was established for the sole purpose of holding the interests of these Members.   On December 9, 2010, the Managing Member, pursuant to the provisions of the 10th Lane Co-Invest LLC agreement, elected to dissolve 10th Lane Co-Invest and redeem the interests of the 10th Lane Co-Invest Members in the Company for $271,448.

Basis of Presentation:  The Company maintains its books and records on an accrual basis.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 2.           Significant Accounting Policies

Cash:  At times, cash balances may exceed federally insured limits and this potentially subjects the Company to a concentration of credit risk.  The Company has not experienced any losses in such accounts.

Income Taxes:  The Company is not subject to federal income tax, but may be subject to certain state taxes.  Each member is individually liable for taxes on its share of the Company’s income or loss.  The Income Tax Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements.  This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained “when challenged” or “when examined” by the applicable tax authority.  Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current year.  For the year ended December 31, 2010 and for the period from February 26, 2009 (commencement of operations) to December 31, 2009 management determined that there were no material uncertain income tax positions related to the 2009 and 2010 open tax years.  Such open tax years remain subject to examination by tax authorities.

Valuation of Investments:  The Company follows the provisions of The Fair Value Measurements and Disclosures Topic of the FASB ASC.  The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability.  The three levels of the fair value hierarchy are described below:

Level 1:                   Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.  The types of financial instruments in Level 1 include listed equities and listed derivatives.

Level 2:                   Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly; fair value determined through the use of models or other valuation methodologies.  Financial instruments which are generally included in this category are corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives.  A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

Level 3:                   Inputs are unobservable for the asset or liability and include situations where there is little, if any, market activity for the asset or liability.  The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation.  Financial instruments that are in this category generally include equity and debt positions in private companies, and investment in investment funds.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the financial instrument.

The Company assesses the levels of the investments at each measurement date, and transfers between levels are recognized on the actual date of the event or change in the circumstances that caused the transfer in accordance with the Company’s accounting policy regarding the recognition of transfers between levels of the fair value hierarchy.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 2.           Significant Accounting Policies (Continued)

The fair value of the Company’s investments in debt securities is estimated using recently executed transactions, market price quotations and traded yields on comparable securities (all when observable).  When observable data is not available, fair value is determined based on analysis of the collateral, cash flow models with yield curves, and the underlying portfolio company, an analysis of the enterprise valuation of the portfolio company and computation of fair value of each class of security owned by the Company.  An enterprise valuation is generally derived by multiplying a key performance metric of the investee company’s asset (e.g. EBITDA) by the relevant valuation multiple observed for comparable companies or transactions adjusted by management for differences between the investment and the referenced comparable.  An investment in debt securities may also be valued at cost for a period of time after an acquisition as the best indicator of fair value.  Term loans with observable inputs are generally classified as Level 2 in the fair value hierarchy.  In instances were significant inputs are unobservable or significant adjustments are made by the Managing Member to a Level 2 input to account for investment risk and/or potential and other factors the Managing Member may deem appropriate, the investment is classified as Level 3 in the fair value hierarchy.  All the Company’s investments were classified as Level 3 in the fair value hierarchy as of December 31, 2010.

Due to the inherent uncertainty of the valuation methodology, the valuations may not represent amounts that might ultimately be realized from the investments, and the differences could be material to the financial statements.

Investment Transactions: Purchases and sales of investments, and their related income and expenses are recorded on a trade-date basis.  Realized gains and losses on the sale of investment securities are calculated based upon the difference between the total sales proceeds and the cost basis, determined by specific identification.  Changes in the fair value of investments, as determined by the Managing Member through the application of the Company’s valuation policy, are included as changes in unrealized appreciation or depreciation of investments in the statement of operations.

Interest Income:  Interest income is accrued according to the terms of the loan or debt security.  For loans and debt securities with contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that generally becomes payable at maturity, the payment-in-kind interest is not accrued if the portfolio company’s payment history and valuation indicates that the payment-in-kind interest is not collectible.  Interest income is not recognized when collection is doubtful, but instead such amounts are tracked in a memorandum account.

Syndication Costs:  Costs incurred in the private placement offering of the Company’s membership interests were charged against members’ capital as incurred.

Expenses:  Expenses are recognized as incurred. The Company shall pay out of pocket expenses consisting of legal, accounting, administration, audit, investment banking, tax preparation, consulting, research, due diligence, insurance, and all other expenses as described in Section 9.1 of the Agreement.

Transferring and Servicing of Financial Assets:  The Company may enter into participation interest agreements to sell a portion of its investment to third parties.  The Company follows the provisions of the Transfers and Servicing of Financial Assets Topic of the FASB ASC which established guidance for determining whether a transfer of financial assets constitutes a sale and, if the transfer constitutes a sale, the determination of any resulting gain or loss. The guidance is based on the application of a financial-components approach that focuses on control.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 2.           Significant Accounting Policies (Continued)

Under the financial-components approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it retains or obtains and controls, if any, and liabilities it has incurred, if any, and derecognizes assets when control has been surrendered.  Any such liabilities recorded and / or derivative investments obtained by the transferor as part of the transfer of financial assets, are required to be measured at fair value.  Those transfers that do not meet the requirements for sale treatment are accounted for as secured borrowings.

Recent Accounting Pronouncements:  In January 2010 the FASB issued an amendment to the guidance on determining fair value which requires new disclosure and reasons for significant transfers of financial assets and liabilities between Level 1 and 2.  This amendment also clarifies that fair value measurement disclosures are required for each class of financial assets and liabilities, and disclosures about inputs and valuation techniques are required for both Level 2 and Level 3 measurements. It further clarifies that the reconciliation of Level 3 measurements should separately present purchases, sales, issuances, and settlements instead of netting these changes. With respect to matters other than Level 3 measurements, the amendment was effective for periods beginning on or after December 15, 2009, and was adopted by the Company. The guidance related to Level 3 measurements is effective for periods beginning on or after December 15, 2010. The Company is currently evaluating the impact of the guidance related to Level 3 measurements on its disclosures.

Note 3.           Distributions and Allocations to Members

The Managing Member shall determine the timing and the aggregate amount of any distributions to members in accordance with the Agreement, in the following priority as described in Section 6.1 of the Agreement.

(1) Preferred return:

First, to the Class A Preferred Unit holders pro rata in accordance with the number of Class A Preferred Units held by each such Unit holder until the cumulative amount distributed to such Unit holders equals an amount equal to an 8% per annum return, compounded annually, on such Unit holders’ unreturned Capital Contributions,

(2) Return of capital contributions:

Second, to the Class A Preferred Unit holders pro rata in accordance with the number of Class A Preferred Units held by each such Unit holder until the cumulative amount distributed to such Unit holders equals the aggregate unreturned Capital Contributions made by such Unit holders with respect to the Class A Preferred Units owned by such Unit holders,

(3) 80/20 split:

Third, any remainder shall be distributed as follows: (A) 80% to the Class A Preferred Unit holders, pro rata in accordance with the number of Class A Preferred Units held by each such Unit holder, and (B) 20% to the Class B Common Unit holders pro rata in accordance with the number of such Units held by each such Unit holder (“Incentive Allocation”).

There have been no distributions for which an Incentive Allocation has been charged to the Members.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 3.           Distributions and Allocations to Members (Continued)

Allocations:  The Net Profit and Net Loss of the Company for any relevant fiscal period shall be allocated to the Capital Accounts of the members so as to ensure, to the extent possible, that the Capital Accounts of the members as of the end of such fiscal period are equal to the aggregate Distributions that members would be entitled to receive if all of the assets of the Company were sold for their Asset Values, the liabilities of the Company were paid in full, and the remaining proceeds were distributed as of the end of such accounting period in accordance with Section 6.1 of the Agreement.

In accordance with the terms of the Agreement, the Managing Member has the discretion to waive the Incentive Allocation for ZM I, ZM II, and the principals and employees of the Managing Member (collectively the “Affiliates”), on the distribution of any proceeds realized from investments.

The Managing Member has determined for the year ended December 31, 2010 that an Incentive Allocation to the Affiliates and members amounting to $5,262,517 ($0 for 2009) should be accrued as if the Company liquidated its assets and settled its liabilities for amounts equal to its carrying values without any waivers.  At December 31, 2009 no Incentive Allocation was accrued for the Affiliates as the Managing Member intended to waive the Incentive Allocation to the Affiliates on the distribution of any proceeds realized from investments. For the non Affiliate members, no Incentive Allocation was accrued at December 31, 2009 as the amount was deemed to be immaterial and the non Affiliate members had remaining unfunded commitments.

The Second and Third Closing Investors were allocated a proportionate share respectively, of interest income earned and net realized gains recognized for the period from the date of their respective closings (December 16, 2009 and April 1, 2010) to December 31, 2009 and to December 31, 2010, with their proportionate share being determined by the ratio of their capital commitments to total committed capital (the “Sharing Percentage”).  Additionally, the Second and Third Closing Investors were also allocated, based on their Sharing Percentage, all expenses, syndication costs incurred, and the net change in unrealized appreciation on investments, from the period February 26, 2009 (commencement of operations) to December 31, 2010.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 4.                                  Investments

The following summarizes the valuation of the Company’s investments by the FASB fair value hierarchy levels as of December 31, 2010 and 2009:

			Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
Type of Investment		Identical Assets	Inputs	Inputs
at December 31, 2010	Total	(Level 1)	(Level 2)	(Level 3)

Term Loans and Notes	$93,337,205	$—	$—	$93,337,205
Preferred Stock	287,872	—	—	287,872

	$93,625,077	$—	$—	$93,625,077

Participation Interests	$(12,521,071)	$—	$—	$(12,521,071)

			Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
Type of Investment		Identical Assets	Inputs	Inputs
at December 31, 2009	Total	(Level 1)	(Level 2)	(Level 3)

Term Loans and Notes	$50,872,561	$—	$—	$50,872,561

	$50,872,561	$—	$—	$50,872,561

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 4.                                  Investments (Continued)

The changes in investments measured at fair value, for which the Company has used Level 3 inputs to determine fair value for 2010 and 2009, respectively, were as follows:

	Assets		Liabilities
	Preferred	Term Loans	Participation
	Stocks	and Notes	Interests	Total

Balance, December 31, 2009	$—	$50,872,561	$—	$50,872,561
Realized and unrealized gains (losses):
Net realized gain	—	5,376,390	(106,853)	5,269,537
Net change in unrealized appreciation	250,000	5,956,536	(1,056,485)	5,150,051
Purchase of investments	—	59,110,413	—	59,110,413
Proceeds from realization of investments	—	(31,948,011)	—	(31,948,011)
Proceeds from transfer of participation interests	—	—	(13,350,150)	(13,350,150)
Payments made to participation interests	—	—	2,020,970	2,020,970
Interest paid-in-kind	37,872	3,969,316	(28,553)	3,978,635

Balance, December 31, 2010	$287,872	$93,337,205	$(12,521,071)	$81,104,006

Change in unrealized appreciation included in the statement of operations related to investments still held at reporting date	$250,000	$5,956,536	$(1,056,485)	$5,150,051

	Assets		Liabilities
	Preferred	Term Loans	Participation
	Stocks	and Notes	Interests	Total

Balance, February 26, 2009	$—	$—	$—	$—
Realized and unrealized gains (losses) on investments:
Net realized gain on investments	—	3,528,231	—	3,528,231
Net change in unrealized appreciation on investments	—	9,020,950	—	9,020,950
Purchase of investments	—	60,212,027	—	60,212,027
Proceeds from realization of investments	—	(21,994,244)	—	(21,994,244)
Interest paid-in-kind	—	105,597	—	105,597

Balance, December 31, 2009	$—	$50,872,561	$—	$50,872,561

Change in unrealized appreciation included in the statement of operations related to investments still held at reporting date	$—	$9,020,950	$—	$9,020,950

There were no significant transfers in/out of investments classified as Level 1, Level 2 and Level 3 during the year ended December 31, 2010 and the period from February 26, 2009 (commencement of operations) to December 31, 2009.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 4.                                  Investments (Continued)

As of December 31, 2010, the Company’s investments were categorized as follows:

Geographic Region	Cost	Fair Value	% of Members’ Capital

United States - West	$28,222,726	$34,235,489	36.5%
United States - Midwest	18,009,025	19,932,198	21.3
United States - Northeast	18,253,840	18,345,390	19.5
Brazil	13,912,000	21,112,000	22.5

	$78,397,591	$93,625,077	99.8%

As of December 31, 2009, the Company’s investments were categorized as follows:

Geographic Region	Cost	Fair Value	% of Members’ Capital

United States - West	$16,907,944	$22,237,344	33.9%
United States - Southeast	4,974,641	4,974,641	7.6
United States - Northeast	9,169,026	9,260,576	14.1
Brazil	10,800,000	14,400,000	22.0

	$41,851,611	$50,872,561	77.6%

Note 5.                                  Risk factors

Management of the Company seeks investment opportunities that offer the possibility of attaining substantial capital appreciation. Certain events particular to each industry in which the Company’s investments conduct their operations, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. Such events are beyond the Company’s control, and the likelihood that they may occur cannot be predicted. Furthermore, investments of the Company are made in private companies and there are generally no public markets for these securities at the current time. The ability of the Company to liquate these investments and realize value is subject to significant limitations and uncertainties.

Note 6.                                  Management Fee

The Company shall pay the Management Company a management fee, paid quarterly in advance equal to 2% multiplied by the sum of (i) the aggregate amount of all Capital Contributions payable to the Company to the members for investment in the Company’s Investments (including all expenses related thereto) as of the last day of the immediately preceding Quarterly Period less (ii) the aggregate amount of all Distributions payable by the Company to the members pursuant to Section 6.1(a)(ii) of the Agreement.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 6.                                  Management Fee (Continued)

The Management Company may, in its sole discretion, waive all or any portion of the Management Fee in respect of the Capital Contributions of any Class A Preferred Unit holder including, without limitation, any member that is an affiliate of the Management Company, and any partner, member, stockholder, director, officer, employee or associate of the Management Company or its Affiliates.

All ancillary fees earned by or on behalf of the Company, including, without limitation, any transaction, commitment, monitoring, directors’ and break-up fees and any upfront fees, including those received in connection with amendments, consents or waivers (collectively, “Ancillary Fees”), in connection with Investments shall be used to offset the amount of the Management fee payable by the Company to the extent not otherwise used to pay for other expenses of the Company.  For the period from February 26, 2009 to December 31, 2009, the Company’s management fee was offset by Ancillary Fees amounting to $251,458 received by the Management Company and its Affiliates from the Company’s underlying investee companies.  For the year ended December 31, 2010, there were no Ancillary fees earned by or on behalf of the Company.

Note 7.                                  Participation Interests

During 2010, the Company entered into transactions with certain members of the Company as well as principals and employees of the Managing Member (“Buyers”), whereby the Company sold a portion of the economic interest related to certain investments of the Company.  The aggregate proceeds from the transfer of the participation interests were $13,350,150.  The participation interest entitles the Buyers to receive from the Company pro rata payments of interest, realizations and any other proceeds from the disposition of the underlying investments.  Pursuant to the terms of the applicable participation agreements for these transactions, the Company continues to have full power and control of the underlying investments. The Company evaluated the accounting guidelines in the Transfers and Servicing of Financial Assets Topic of the FASB ASC which provide the framework for determining GAAP accounting treatment for transfers and servicing of financial assets, the Company concluded that it was appropriate to record its participation interests as secured borrowings for the year ended December 31, 2010.   The fair value of the participation interests is equivalent to the proportional fair value of the underlying terms loans and notes on which the economic interest is based, and accordingly, is subject to change.

At December 31, 2010, the fair value of the term loans and notes owned by the Company that underlie the participation interests amounted to $34,840,012 and is included in investments, at fair value in the accompanying statement of assets, liabilities and members’ capital.  Of this amount, $12,521,071 represents the pro rata share of the participation interests which represent the Company’s obligation to the Buyers of the participation interests, and is shown separately in the accompanying statement of assets, liabilities and members’ capital.

Note 8.                                  Related Party Transactions

The Company owns the following investments in which ZM I and ZM II also have a portfolio investment:  Audio and Video Labs, Inc., Erickson Air-Crane, Inc., and Evergreen International Aviation, Inc.

Some administration costs are borne by the management company which is directly related to the Company.  These costs, which amounted to $76,237 and $107,785 for 2009 and 2010, respectively, were reimbursed by the Company.  There were no expenses owed by the Company as of December 31, 2010.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 9.                                  Financial Highlights

Financial highlights for the year ended December 31, 2010 are presented below.  The financial highlights are calculated for non managing members; calculations of these highlights on an individual member basis may yield results that vary from those stated herein.  Calculations are computed based upon the aggregate members’ weighted average net assets for the year ended December 31, 2010.

Ratio to Average Net Assets (Annualized):
Net investment income	10.6%

Operating expenses before interest expense and Incentive Allocation	1.8%

Participation interest expense	1.1%

Incentive Allocation	6.3%

Total operating expenses including interest expense and Incentive Allocation	9.2%

The Internal Rate of Return (“IRR”) is presented for members only and is net of all fees and Incentive Allocation to the Managing Member.

Through December 31, 2010	30.8%

Through December 31, 2009	58.8%

The IRR on contributed capital represents the annual return to the members net of expenses.  IRR is measured since inception based on the cash flows (contributions and distributions), ending member’s capital at the end of the period (residual value) of the members’ capital accounts as of each measurement date.  An individual investor’s internal rate of return, and its net investment income and expense ratios, may vary from these percentages based upon the timing of capital transactions and differing management fee and equity incentive arrangements.

Note 10.                           Subsequent Events

The Company received contributions and made distributions to its members, which total $9,032,342 and $9,415,823, respectively.  The distribution includes capital gains on the partial repayment of Terphane Holdings, LLC and the full repayment of GFSI Inc. and GFSI Holdings, as well as interest income from the portfolio. The Company purchased $9,200,000 of first lien debt of Jobson Medical Information, LLC.  Terphane Holdings, LLC repaid a portion of its outstanding notes.  As a result, the Company received total proceeds of approximately $10.8 million which is comprised of return of capital, capital gain and interest income of $5.4 million, $3.6 million and $1.8 million, respectively.

10th Lane Finance Co., LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

Note 10.                           Subsequent Events (Continued)

Subsequent to the repayment the Company holds, before participation interests, a gross amount of $12.5 million of Terphane Holdings, LLC secured notes.  Simultaneous with this transaction the Company and a member of the Company entered into a participation agreement for Terphane Holdings, LLC for which the proceeds and face amount were each $2.0 million.  Net of the participation interest, the Company has a net economic interest in Terphane Holdings, LLC in the amount of $10.5 million.